EXHIBIT 10.39

AGREEMENT TERMINATING

MANUFACTURING AND SUPPLY AGREEMENT

THIS AGREEMENT TERMINATING MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), is entered into as of January 4, 2008, between BioMimetic Therapeutics, Inc., a Delaware corporation (f/k/a BioMimetic Pharmaceuticals, Inc.) (“BMTI”), and Luitpold Pharmaceuticals, Inc., a New York corporation (“Luitpold”). BMTI and Luitpold are each a “party” and are together, the “parties” to this Agreement.

WHEREAS, pursuant to a Manufacturing and Supply Agreement dated as of December 9, 2003, as amended (the “Manufacturing Agreement”), Luitpold is obligated to purchase all of its requirements for GEM 21S® Growth-factor Enhanced Matrix from BMTI and BMTI is obligated to meet such requirements, all on the terms and subject to the conditions thereof; and

WHEREAS, BMTI and Luitpold have entered into that certain Asset Purchase Agreement dated as of December 14, 2007 (the “APA”), whereby BMTI has agreed to sell and Luitpold has agreed to purchase all of BMTI’s assets primarily related to its orofacial therapeutic business (other than the Excluded Assets (as defined in the APA)); and

WHEREAS, in connection with the purchase and sale set forth in the APA, the parties wish to terminate the Manufacturing Agreement other than as herein provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Termination. Notwithstanding anything to the contrary set forth therein, the Manufacturing Agreement and the parties’ respective rights and obligations thereunder are hereby terminated and shall be of no force and effect except as othewise provided herein.

2. Survival. Sections 6, 7.1, 9 and 12.1 of the Manufacturing Agreement shall survive its termination. In addition, outstanding payment obligations and all provisions of the Manufacturing Agreement shall survive its termination insofar as they govern the rights and obligations of the parties with respect to any Licensed Product ordered thereunder by, but not yet delivered to, Luitpold on the date hereof.

3. Miscellaneous. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the State of Delaware without reference to its choice of law provisions. This Agreement may be executed and delivered (including by facsimile transmission or e-mail with scan attachment) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BIOMIMETIC THERAPEUTICS, INC.
By:	/s/ Samuel E. Lynch
Name: Samuel E. Lynch D.M.D., D.M.Sc.
Title: President and CEO

LUITPOLD PHARMACEUTICALS, INC.
By:	/s/ Mary Jane Helenek
Name: Mary Jane Helenek
Title: President and CEO